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                                   EXHIBIT 12
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                                                                      EXHIBIT 12

                             IBM CREDIT CORPORATION

                       STATEMENT RE COMPUTATION OF RATIOS
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                  SIX MONTHS
                                    ENDED
                                   JUNE 30,                     YEAR ENDED DECEMBER 31,
                                  ----------    --------------------------------------------------------
                                     1994         1993        1992        1991        1990        1989
                                  ----------    --------    --------    --------    --------    --------
Fixed Charges:
Interest expense.................  $151,867     $365,675    $445,816    $562,531    $606,750    $497,811
Approximate portion of rental ex-
  pense representative of the
  interest factor................     1,375        3,290       3,078       1,446       2,316         900
                                  ----------    --------    --------    --------    --------    --------
Total fixed charges..............   153,242      368,965     448,894     563,977     609,066     498,711
Net earnings.....................   125,431      220,220     219,270     200,221     165,510     137,011
Provision for income taxes.......    81,418      173,172     131,562     124,858     102,539      81,696
                                  =========     ========    ========    ========    ========    ========
Earnings before income taxes and
  fixed charges..................  $360,091     $762,357    $799,726    $889,056    $877,115    $717,418
                                  =========     ========    ========    ========    ========    ========
Ratio of earnings to fixed
  charges........................      2.35         2.07        1.78        1.58        1.44        1.44
                                  =========     ========    ========    ========    ========    ========
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